Exhibit 99.1

China Shenghuo Pharmaceutical Reports Financial Results for the Full Year 2010

KUNMING, China, March 30, 2011  /PRNewswire-Asia-FirstCall/ -- China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Alternext US: KUN) ("China Shenghuo" or the "Company"), today reported financial results for the year ended December 31, 2010.

Full Year 2010 Highlights
•	Total revenue was approximately $32.7 million, a decrease of 9% from approximately $36.0 million for the year 2009.
•	Gross profit as a percentage of revenues was approximately 65.8%, as compared to 72.5% in 2009.
•	Net cash provided by operating activities was approximately $5.8 million, an increase of over approximately $3.3 million, or 132%, from approximately $2.5 million for the year ended December 31, 2009.
•	Net income attributable to stockholders was approximately $1.2 million, as compared with a net loss of approximately $6.6 million for the year ended December 31, 2009.
•	The stockholder's equity reached approximately $2.0 million as of December 31, 2010.

Mr. Gui Hua Lan, Chief Executive Officer of China Shenghuo, commented, "Although the sales for the year ended December 31, 2010 decreased by 9% from approximately $36.0 million for the year ended December 31, 2009, we achieved a net income of approximately $1.2 million for the year ended December 31, 2010 as compared to a net loss of approximately $6.6 million for the year ended December 31, 2009. The increase in net income was primarily due to the decrease of selling expenses and general and administrative expenses. In 2011, we will make great efforts to expand the sales of our products and continue to decrease unnecessary expenses.

Full Year 2010 Results

Sales: Sales for the year ended December 31, 2010 were approximately $32.7 million, a decrease of approximately $3.3 million, or 9%, from approximately $36.0 million for the year ended December 31, 2009. The decrease was mainly due to the Company adjusted its sales commission policy to decrease the commission to sales representatives, which led to the decrease of the sales in this year.

Since the spring of 2010, we faced a challenge of insufficient supply of our major material - Sanqi in Yunnan Province, which has suffered the worst drought in 50 years from last autumn to this spring. The output of Sanqi decreased sharply, resulting in the price of Sanqi increasing remarkably. In order to release the pressure from increasing cost, the Company decided to adjust its sales commission policy to decrease the commission to sales representatives by 10% as compared to that in the first quarter, which led to the decrease of sales. The commission policy is subject to adjustment from time to time according to the sales in the market. The Company in August has slightly increased its sales commission, as a result of a slight decrease in its cost of Sanqi.

Cost of sales: Our cost of sales for the year ended December 31, 2010 was approximately $11.2 million, an increase of approximately $1.3 million, or 13%, from approximately $9.9 million for the year ended December 31, 2009. The increase in cost of sales was primarily due to the increase of the price of our main raw material which was caused by serious drought, offset by the decreased sale volume.

Gross profit: Our gross profit for the year ended December 31, 2010 was approximately $21.5 million as compared with approximately $26.1 million for the year ended December 31, 2009. Gross profit as a percentage of revenues was approximately 65.8% for the year ended December 31, 2010, a down of 6.7% from 72.5% for the year ended December 31, 2009. The decrease in gross profit percentage was primarily due to the increasing price of raw materials.

Selling expenses: Selling expenses were approximately $15.7 million for the year ended December 31, 2010, a decrease of approximately $10.6 million, or 40%, from approximately $26.3 million for the year ended December 31, 2009. The primary reasons for the decrease in selling expenses were: i) our adjustment on the commission policy to sales representatives as set forth above; ii) the strengthened control on travel expenses, business entertainment expenses, etc.; iii) the decreased expense on OTC market development as compared to that in 2009, when we started to expand our business into the OTC market in selected areas around China.

We reimburse sales representatives their selling and marketing expenses when they submit the appropriate documentation to be reimbursed and their sales are collected. We reimburse sales representatives their accrued selling expenses when related accounts receivable are collected.

General and administrative expenses: General and administrative expenses were approximately $3.6 million for the year ended December 31, 2010, a decrease of approximately $3.3 million, or 47%, from approximately $6.9 million for the year ended December 31, 2009. The decrease was primarily due to: i) our strengthened budget control over expense disbursements to reduce unnecessary expense; ii) the decrease in counsel fees related to our class action lawsuit and in 2009 the Company incurred large amount of counsel fees related to the SEC investigation which began in February 2009 and concluded in September 2009.

Research and development expenses: Research and development expense for the year ended December 31, 2010 was approximately $0.66 million as compared to approximately $0.14 million for the year ended December 31, 2009. The increase was primarily due to the increase in the expenditure on one of our innovative medicines - Dencichine for Injection and cooperation with external experts in Sh1002's registration with the FDA since late 2009.

Net other expense: Net other expense, which includes interest income, income from research and development activities, subsidy income, interest expense and other income, was approximately $0.1 million for the year ended December 31, 2010 as compared to approximately $0.62 million for the year ended December 31, 2009, a decrease of approximately $0.52 million, or 83%. The decrease in other expense was primarily due to i) increased subsidy income from the government; ii) gain on disposal of property in 2010; and iii) offsets from expenses related to the settlement of the class action lawsuit.

Income tax (expense) benefit: Income tax expense was approximately $0.1 million for the year ended December 31, 2010 as compared to a provision for income tax benefit of approximately $1.1 million for the year ended December 31, 2009, due to the Company's recorded profit in 2010.

Net income (loss) attributable to stockholders: We achieved a net income of approximately $1.2 million for the year ended December 31, 2010 as compared to a net loss of approximately $6.6 million for the year ended December 31, 2009. The increase in net income was primarily due to the decrease of selling expenses and general and administrative expenses offset by the decrease of sales volume.

New drug pipeline
•
Wei Dingkang Soft Capsules - is a type of traditional Chinese medicine designed to treat peptic ulcer disease by inhibiting bacterial growth, relieving stomach muscle spasms, and reducing inflammation of the intestinal lining. The product is designed to be effective for upset stomach, vomiting, pain and degradation of the stomach lining. The product has been approved by the State Food and Drug Administration (SFDA) for clinical testing. Phase II clinical trials were completed in December 2007, after which the Phase II exploratory and enhanced clinical trials commenced and were completed in 2010. However, due to changes in clinical trials requirements, presently we are still making preparations for the Phase III clinical trials which will be conducted in the second quarter of 2011. We anticipate that the Phase III clinical trials will be completed by the first half of 2012. After that the application for production approval will start. We expect to obtain production approval by the end of 2012 or the beginning of 2013. We expect to incur an estimated cost of approximately RMB 4 million (approximately $0.59 million) to run the Phase III clinical trials in 2011 and 2012.

•
Dencichine for Injection - is designed to treat hemorrhage diseases, such as stopping or reducing bleeding during/after operations. The pharmacology and toxicology studies are almost finished and the results demonstrate that Dencichine for Injection shows high effectiveness and high safety both in our internal animal models tests and the test conducted by the Nanjing Evaluation and Research Center. We are planning to apply for clinical trials with the State Food and Drug Administration (SFDA). Assuming required governmental approvals are obtained in a timely fashion, we anticipate that production and marketing of the product will begin in 2013. Dencichine for Injection is a drug requiring extensive testing by the national SFDA, including neurotoxicity testing, which may take a significant amount of time. In addition, clinical testing and audit processes are out of our control, so we must allow for additional time. We expect to incur approximately RMB 300,000 (approximately $44,310) in 2011 and approximately RMB 2 to 3 million (approximately $0.3 million to $0.4 million) in 2012 and 2013 in connection with clinical trials.

•
Sh1002 - is designed to treat one of the complications of diabetes mellitus: retinal vascular lesions. We submitted a Investigational New Drug Application (IND) for Sh1002 to the FDA in October 2010 and were approved to start an IND study after December 24, 2010. The application for clinical trials for Sh1002 in America has also been approved by the FDA and the Phase I clinical trial is expected to start in April 2011. We plan to conduct the Phase I and Phase II clinical trials in America and then license our technology to a foreign pharmaceutical company, while retaining the China domestic marketing and the global manufacturing rights to Sh1002. We expect to incur approximately $300,000 for Phase I clinical trials in 2011 and approximately $2 million for Phase II clinical trials in 2012.

Business update
On September 22, 2010 the Company received notice from NYSE Amex LLC (the "NYSE Amex" or "Exchange") Staff indicating that the Company is below certain of the Exchange's continued listing standards due to the fact that its stockholder's equity is less than $2,000,000, it has sustained losses from continuing operations, and it has net losses in two out of its three most recent fiscal years, as set forth in Section 1003(a)(i) of the NYSE Amex Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange to demonstrate its ability to regain compliance with the continued listing standards by March 22, 2012. On October 29, 2010 and November 29, 2010, the Company presented its plan and responses to supplemental questions to the Exchange.

On December 6, 2010 the Exchange notified the Company that it accepted the Company's plan of compliance and granted the Company an extension until March 22, 2012 to regain compliance with the continued listing standards. The Company will be subject to periodic review by Exchange Staff during the extension period. As of December 31, 2010, stockholders' equity reached approximately $2.0 million.

We have expanded our real estate by 107,231 square feet and deployed our pharmaceutical operations into it. This is a result of the construction of our new, 29,212 square-foot 7-storey office building for our executives and administrative staff. We also built a 78,020 square-foot 7-storey adjacent building to be used as a training facility for the sales and marketing team, the 12 Ways team and our staff's continuing education. We intend to rent out 3 storeys of that building which are not devoted to employee training. These two new office buildings were built at a cost of approximately RMB 42 million (approximately $6.3 million) by using cash flow from our operations and are debt free.

With the substantial completion of Shenghuo Plaza at the end of 2010, we entered into a new business - the hotel and hospitality business. Shenghuo Plaza consists of 17 storeys totaling approximately 252,984 square feet. Two floors of Shenghuo Plaza are designed to be utilized as 12 Ways Chinese Herbal Beauty Demonstration Center. In addition, 12 Ways beauty products will be prominently displayed in the lobby of the Shenghuo Plaza in order to expose them to tourists and business clienteles. The balance of Shenghuo Plaza is used as a 4-star business hotel - Zhonghuang Hotel, restaurant and banquet facilities and an entertainment venue. Shenghuo Plaza has begun trial operations since January 2011 with certain interior decorating and outfitting being carried out on those floors not yet ready for guest occupancy. As of December 31, 2010, we incurred a cost of approximately RMB 59.0 million (approximately $8.9 million) to build Shenghuo Plaza. Of the $8.9 million, $6.3 million came from cash flow from our pharmaceutical operations and $2.6 million are bank loans we borrowed. While we have not conducted any appraisals, we believe that Shenghuo Plaza can be valued at approximately RMB 250 million (approximately $37.7 million). Shenghuo Plaza has begun trial operations since January 2011 with certain interior decorating and outfitting being carried out on two of the floors not yet ready for guest occupancy. The other floors are now open to the public on a trial basis. The entire Shenghuo Plaza will be formally open to the public after we obtain the property ownership certificate and the business license which we expect to get later this year. We expect Shenghuo Plaza to generate approximately RMB 8 million (approximately $1.2 million) in annual net income commencing with fiscal year 2011. This cash flow will allow us to support our R&D development and otherwise advance our pharmaceutical operations.

We are also expanding into the businesses of wellness tourism. On April 30, 2009, we formed Shilin Shenghuo Pharmaceutical Co., Ltd. as a wholly owned subsidiary for the purpose of purchasing or leasing land to build our own medicinal herb planting base. On September 8, 2010, we signed an agreement with Management Commission of Kunming Shilin Taiwan Farmer Entrepreneur Centre ("Entrepreneur Centre") to lease a piece of land located near the Stone Forest which has been recognized as a world natural heritage site. With an area of 437.9 acres (2,658 Mu), subject to receiving the necessary approvals and funding, the land will be used to construct a Traditional Chinese Medicine-based ecological wellness tourism destination that focuses on improving the health and extending the life expectancy of the elderly and introduce TCM culture - Xinglin International Health-Preserving Tourist Resort (the "Resort"). In the Resort, approximately 250.4 acres (1,520 Mu) will be devoted to planting suitable-for-cultivating Sanchi and other medicinal herbs for use in the production of our medicinal products in 2011. The rest of the property will be used to build exhibition facilities that emphasize TCM culture, a temple, a TCM museum and apartments for elderly people.

About China Shenghuo
Founded in 1995, China Shenghuo is a specialty pharmaceutical company that focuses on the research, development, manufacture and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which is currently being listed in the 2010 Provincial Insurance Catalogue of sixteen provinces and remains to be listed in the 2009 Provincial Insurance Catalogue of three provinces around China. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikistan, Russia and Kyrgyzstan. For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement
This press release may contain certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company's financial statements; the Company's ability to refinance or repay loans received; the Company's uncertain business condition; the Company's continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company's internal controls over financial reporting; the Company's reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company's business, including possible contract cancellation; the Company's ability to develop and market new products; the Company's ability to establish and maintain a strong brand; the Company's continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company's intellectual property rights; market acceptance of the Company's products; changes in the laws of the People's Republic of China that affect the Company's operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company's operations; general economic conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
China Shenghuo Pharmaceutical Holdings, Inc.
Ms. Shujuan Wang
Secretary of Board of Directors
+86-871-7282698

Investor Relations Contact:
The Trout Group
Mark Xu
+86-15821996861

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Amounts in USD, except shares)

	December 31,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$1,669,387	$1,986,540
Accounts and notes receivable, net	11,531,027	12,104,296
Other receivables, net	4,111,315	6,694,151
Advances to suppliers	580,168	394,856
Inventories	2,599,351	3,896,358
Amounts due from related parties	190,614	417,494
Current deferred tax assets	833,568	849,993
Other current assets	208,111	16,652
Total current assets	21,723,541	26,360,340

Property, plant and equipment, net	21,069,139	12,065,552
Intangible assets, net	1,432,736	1,127,224
Deposits for long-live assets	754,979	-
Non-current deferred tax assets	366,478	370,197
Total assets	$45,346,873	$39,923,313

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (CONT'D) (Amounts in USD, except shares)

	December 31,
	2010	2009
Liabilities and Equity:
Current liabilities:
Accounts payable	$8,964,404	$4,744,919
Other payables and accrued expenses	9,699,857	10,099,497
Sales representative deposits	4,936,429	7,037,155
Amounts due to related parties	79,864	-
Short-term borrowings	5,289,178	5,455,958
Advances from customers	1,158,649	916,362
Taxes and related payables	881,506	1,094,331
Current portion of long-term borrowings	6,039,833	3,948,985
Total current liabilities	37,049,720	33,297,207
Long-term borrowings	6,251,227	5,850,348
Total liabilities	43,300,947	39,147,555
Commitments and Contingencies
Equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized and 19,679,400 shares issued and outstanding	1,968	1,968
Additional paid-in capital	6,193,927	6,193,927
Appropriated retained earnings	147,023	147,023
Accumulated deficit	(5,940,439)	(7,157,293)
Accumulated other comprehensive income	1,638,109	1,589,047
Total stockholder's equity	2,040,588	774,672
Non-controlling interest	5,338	1,086
Total equity	2,045,926	775,758
Total liabilities and equity	$45,346,873	$39,923,313

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(Amounts in USD, except shares)

	Years ended December 31,
	2010	2009

Sales	$32,697,195	$36,001,915
Cost of goods sold	11,198,736	9,887,969
Gross profit	21,498,459	26,113,946
Operating expenses:
Selling expenses	15,715,325	26,281,103
General and administrative expenses	3,638,445	6,920,489
Research and development expense	656,225	139,944
	20,009,995	33,341,536
Income (loss) from operations	1,488,464	(7,227,590)
Other income (expenses):
Interest income	8,325	4,871
Subsidy income	786,916	343,850
Interest expense	(842,560)	(933,505)
Other income	247,536	54,916
Other expenses	(305,185)	(93,777)
	(104,968)	(623,645)
Income (loss) before income tax	1,383,496	(7,851,235)
Income tax benefit (expense)	(105,764)	1,053,980
Net income (loss) before allocation to non-controlling interests	1,277,732	(6,797,255)
Less: net income (loss) attributable to non-controlling interests	60,878	(243,534)
Net income (loss) attributable to stockholders	$1,216,854	$(6,553,721)
Comprehensive income (loss):
Net income (loss)	1,277,732	(6,797,255)
Foreign currency translation adjustment	51,517	(71,369)
Comprehensive income (loss)	$1,329,249	$(6,868,624)
Comprehensive income (loss) attributable to non-controlling interests	63,333	(247,138)
Comprehensive income (loss) attributable to stockholders	1,265,916	(6,621,486)
Basic and diluted earnings (loss) per share	$0.06	$(0. 33)
Weighted-average number of shares outstanding - basic and diluted	19,679,400	19,679,400

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in USD)

	Years ended December 31,
	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$1,277,732	$(6,797,255)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax	58,362	(1,219,655)
Depreciation and amortization	755,380	776,985
Bad debt provision and allowance and inventories provision	1,786,315	1,836,590
Gain on disposal of fixed assets	(103,140)	-
Change in working capital:
Accounts and notes receivable	799,195	(4,504,549)
Other receivables	1,234,888	2,272,123
Amounts due from/to related parties	313,278	(598,817)
Advances to suppliers	(168,759)	52,399
Inventories	1,164,966	423,745
Other current assets	(186,754)	24,616
Accounts payable	1,935,119	853,028
Other payables and accrued expenses	(712,701)	7,360,102
Advances from customers	207,968	692,896
Deposits payable	(2,277,841)	1,472,207
Taxes and related payables	(242,273)	(145,828)
Net Cash Provided by Operating Activities	5,840,735	2,498,587

Cash Flows from Investing Activities:
Purchase of long-lived assets	(8,354,461)	(3,120,663)
Process from disposal of long-lived assets	317,679	-
Net Cash Used in Investing Activities	(8,036,782)	(3,120,663)

Cash Flows from Financing Activities:
Contribution from non-controlling interests	29,539	-
Proceeds from borrowings	29,582,155	21,901,038
Payments on borrowings	(27,791,252)	(20,908,646)
Net Cash Provided by Financing Activities	1,820,442	992,392

Effect of exchange rate changes on cash	58,452	4,170
Net (decrease) increase in cash and cash equivalents	(317,153)	374,486
Cash and cash equivalents at beginning of year	1,986,540	1,612,054
Cash and cash equivalents at end of year	$1,669,387	$1,986,540

Supplemental Information
Cash paid for interest	$967,686	$921,451
Cash paid for income tax	$130,229	$594,197